CONTACT:
Michael Archer
Executive Vice President
Chief Financial Officer
Camden National Corporation
(800) 860-8821
marcher@camdennational.bank

FOR IMMEDIATE RELEASE

CAMDEN NATIONAL CORPORATION REPORTS
FOURTH QUARTER AND YEAR END 2022 FINANCIAL RESULTS

Camden National Corporation Reports an 8% Increase in
Fourth Quarter 2022 Net Income over Third Quarter 2022

CAMDEN, Maine, January 31, 2023/PRNewswire/--Camden National Corporation (NASDAQ®: CAC; “Camden National” or the “Company”), a $5.7 billion bank holding company headquartered in Camden, Maine, closed the year with fourth quarter 2022 earnings of $15.4 million and diluted earnings per share ("EPS") of $1.05, each an 8% increase over the third quarter of 2022. The Company posted solid returns for the fourth quarter of 2022, including a return on average equity of 14.03%, return on average tangible equity (non-GAAP) of 18.18% and return on average assets of 1.09%, compared to 12.50%, 16.02% and 1.03%, respectively, for the third quarter of 2022.

For the year ended 2022, the Company reported net income of $61.4 million, which was down 11% from last year's record annual earnings of $69.0 million. The change in earnings year-over-year reflects the significant change in market dynamics between periods as short-term interest rates rose rapidly in 2022 and COVID 19 pandemic-related stimulus stopped. In response, residential mortgage activity decreased sharply, Small Business Administration Paycheck Protection Program ("SBA PPP") loan income abated, and the Company increased its allowance for credit losses ("ACL") to strengthen its financial position in light of current and forecasted economic conditions. For the year ended 2022, earnings adjusted for income taxes, provision for credit losses, and SBA PPP loan income (non-GAAP) totaled $80.3 million, an increase of 7% over the year ended 2021.

"We're pleased to report annual earnings of $61.4 million for 2022 and $15.4 million for the fourth quarter of 2022. The strength of our core operating earnings allowed us to further build loan loss reserves throughout the year in response to growing economic concerns, while our asset quality continues to remain extremely favorable,” said Gregory A. Dufour, President and Chief Executive Officer of the Company. "We are confident that our capital levels and strong credit quality position us for continued success in light of a dynamic and, at times, uncertain future economic conditions."

Dufour added, "The sharp rise in interest rates in 2022 resulted in a prolonged and steep yield curve, which we anticipate will continue in 2023. While this will challenge all financial institutions, our strong core deposit base, excellent credit quality, disciplined expense management, solid capital position, and commitment to long-term sustainable growth will help us navigate through the coming quarters."

In December, the Company announced a $0.02 per share, or 5%, increase in its quarterly cash dividend. Over the past ten years, the Company has increased its cash dividend from $0.67 to $1.68 per share on an annualized basis, highlighting its ability to generate long-term, sustainable earnings and its commitment to deliver returns to its shareholders. The dividend is payable on January 31, 2023 to shareholders of record on January 13, 2023. The Company's annualized dividend yield at December 30, 2022 (last business day) was 4.03%, based on the Company's closing stock price of $41.69.

FOURTH QUARTER 2022 HIGHLIGHTS

•Net income increased by $1.1 million, or 8%, over the third quarter of 2022, while earnings before income taxes, provision and SBA PPP (non-GAAP) decreased $861,000, or 4%, compared to the third quarter of 2022.
•Net interest margin decreased 12 basis points to 2.76%, compared to the third quarter of 2022, as rising funding costs of 42 basis points outpaced rising interest-earning asset yields of 27 basis points.
•Deposit beta, which is calculated using core deposits (non-GAAP) and certificates of deposits, was 20.2% for the year ended 2022, and our overall funding beta was 21.0% over the same period.
•Loans grew $149.7 million, or 4%, during the fourth quarter of 2022, resulting in loan growth of 17% for the year ended 2022.
•Deposits grew $258.3 million, or 6%, during the fourth quarter of 2022, and core deposits grew $146.0 million, or 3%, over this period. For the year ended 2022, deposits grew 5% and core deposits grew 6%.
•The ACL on loans to total loans ratio was 0.92% at December 31, 2022, a decrease of 3 basis points in the fourth quarter of 2022 and a decrease of 5 basis points compared to December 31, 2021. As of December 31, 2022, asset quality remained historically strong with non-performing assets totaling 0.09% of total assets, compared to 0.09% as of September 30, 2022 and 0.13% at December 31, 2021.
•Repurchased 225,245 shares of the Company's common stock at a weighted-average price of $45.46 per share during the year ended 2022.

FINANCIAL CONDITION

Total assets grew $171.5 million, or 3%, during 2022 to $5.7 billion as of December 31, 2022. The increase in assets was primarily driven by the increase in loans of $578.9 million, or 17%, partially offset by a decrease in investments of $264.3 million, or 17%, and cash of $145.2 million, or 66%. Throughout 2022, the Company redeployed investment cash flows and excess cash balances to fund higher interest-earning loan growth.

As of December 31, 2022, loans totaled $4.0 billion and represented 71% of total assets. During 2022, loan growth was led by: (1) residential mortgage loans, which grew $393.8 million, or 30%, (2) commercial real estate loans, which grew $129.5 million, or 9%, and (3) commercial loan balances, which grew $65.8 million, or 18%. Loan pipelines at December 31, 2022, have slowed in comparison to recent periods as demand begins to wane and we are committed to maintaining loan pricing discipline through this current period of yield-curve inversion. At December 31, 2022, the retail and commercial loan portfolio pipelines were each approximately $50.0 million.

As of December 31, 2022, investments totaled $1.3 billion, or 22% of total assets, compared to $1.5 billion, or 28%, of total assets as of December 31, 2021. The decrease in investment balances as of December 31, 2022, was driven by the overall decrease in market value of the investment portfolio designated as available-for-sale ("AFS"), primarily due to the sharp rise in interest rates throughout 2022, and the continued redeployment of investment cash flows to fund loan growth. The net unrealized loss on the AFS investment portfolio was $167.6 million at December 31, 2022, which included $66.5 million of un-accreted unrealized losses from the transfer of AFS investments to held-to-maturity ("HTM") in the second quarter of 2022, and $1.5 million at December 31, 2021.

As of December 31, 2022, the weighted-average life and duration of the AFS investment portfolio was 6.4 years and 4.9 years, respectively, and the weighted-average life and duration of the held-to-maturity investment portfolio was 9.6 years and 7.0 years, respectively. As of December 31, 2022, agency-issued mortgage-backed, collateralized mortgage obligations and debt securities comprised 91% of the book value of the Company's investment portfolio.

As of December 31, 2022, deposits totaled $4.8 billion, an increase of $218.0 million, or 5%, over last year. The increase was driven by a 6% increase in core deposits (non-GAAP). As short-term interest rates continued to rise in the fourth quarter of 2022, customers continued to migrate from non-interest-bearing checking to interest-bearing checking. Interest-bearing checking balances grew $303.3 million, or 21%, in the fourth quarter, while non-interest checking balances decreased $103.4 million, or 8%. Although brokered deposits decreased $27.2 million, or 13%, during 2022 to $181.3 million at December 31, 2022, the Company increased $91.5 million of brokered deposits in the fourth quarter of 2022 using a laddered strategy of 12 months as a supplement to borrowings to protect against short-term interest rates continuing to rise.

As of December 31, 2022, total borrowings were $309.5 million, an increase of $53.6 million, or 21%, since December 31, 2021. Total borrowings at December 31, 2022, were comprised of $196.5 million of repurchase agreements, $68.7 million of Federal Home Loan Bank short-term borrowings and $44.3 million of subordinated debentures.

As of December 31, 2022, the Company's regulatory capital ratios were each well in excess of regulatory capital requirements. Despite the Company's regulatory capital ratios remaining strong, the decreases in the market value of the AFS investment portfolio due to the rise in interest rates throughout 2022, caused decreases across the common equity ratio and tangible common equity ratio (non-GAAP), as well as book value per share and tangible book value per share (non-GAAP) over this period. The Company anticipates these decreases are temporary and not reflective of underlying credit risk within the investment portfolio. The Company's non-regulatory capital ratios and book value as of the dates indicated were as follows:

•As of December 31, 2022, the Company's common equity ratio was 7.96% and its tangible common equity ratio (non-GAAP) was 6.37%, compared to 7.76% and 6.13% as of September 30, 2022, respectively, and 9.84% and 8.22% as of December 31, 2021, respectively.
•As of December 31, 2022, the Company's book value per share was $30.98 and its tangible book value per share (non-GAAP) was $24.37, compared to $29.59 and $22.97 as of September 30, 2022, respectively, and $36.72 and $30.15 as of December 31, 2021, respectively.

In January 2023, the Company announced a new share repurchase program for 750,000 shares of Company common stock, or approximately 5% of outstanding stock at December 31, 2022. The new share repurchase program replaces the prior program, which expired upon the announcement of the new program.

ASSET QUALITY

Through the fourth quarter of 2022, asset quality remained very strong with non-performing assets of 0.09% of total assets at December 31, 2022, compared to 0.09% at September 30, 2022 and 0.13% at December 31, 2021. Annualized net charge-offs for the fourth quarter of 2022 were negligible at 0.03% of average loans, compared to 0.02% for the third quarter of 2022 and 0.03% for the fourth quarter of 2021.

The Company continues to actively monitor its loan portfolio for signs of credit stress and, as of December 31, 2022, there have been no materials trends or concerns identified. As of December 31, 2022, loans 30-89 days past due were 0.06% of total loans, compared to 0.12% at September 30, 2022 and 0.04% at December 31, 2021.

ALLOWANCE FOR CREDIT LOSSES ("ACL")

At December 31, 2022, the ACL on loans was $36.9 million, or 0.92% of total loans, compared to $36.5 million, or 0.95% of total loans, as of September 30, 2022, and $33.3 million, or 0.97% of total loans, as of December 31, 2021. The decrease in the ACL on loans to total loans ratio of 3 basis points in the fourth quarter of 2022 reflects the Company's strong asset quality and release of certain qualitative reserves as our ACL model continues to mature. As of December 31, 2022, the ACL on loans covered 7.2 times non-performing loans, compared to 7.2 times at September 30, 2022 and 4.9 times at December 31, 2021.

Overall, the global and national markets continue to be volatile and carry a high degree of uncertainty. These factors are currently forecasted using external economic data in the ACL model and subject our ACL estimate to a high risk of fluctuation between periods based on actual macroeconomic conditions and changes to updated forecasted factors. We continue to monitor economic factors and proactively assess the portfolio for any future risk.

FINANCIAL OPERATING RESULTS (Q4 2022 vs. Q3 2022)

Net income for the fourth quarter of 2022 was $15.4 million, an increase of $1.1 million, or 8%, over the third quarter of 2022. Diluted EPS for the fourth quarter of 2022 was $1.05, an increase of $0.08, or 8%, on a linked quarter-basis. Earnings before income taxes, provision and SBA PPP income (non-GAAP) for the fourth quarter of 2022 was $19.8 million, a decrease of $861,000 or 4%, compared to the third quarter of 2022.

Net Interest Income and Net Interest Margin. Net interest income for the fourth quarter of 2022 was $37.0 million, a decrease of $831,000, or 2%, compared to the third quarter of 2022.
•Interest income for the fourth quarter of 2022 of $49.3 million was $4.7 million, or 11%, higher than the previous quarter. Our yield on average interest-earning assets for the fourth quarter increased 27 basis points over the third quarter of 2022 to 3.67% driven by a 30 basis points increase in our loan yield to 4.21% for the fourth quarter of 2022. The increase in interest-earning asset yields reflects the continued increase in interest rates through the fourth quarter of 2022 and continued redeployment of lower yielding cash and investments to fund strong average loan growth between quarters of $148.4 million, or 4%.
•Interest expense for the fourth quarter of 2022 of $12.3 million was $5.6 million, or 82%, higher than the third quarter of 2022 driven by higher funding costs as short-term interest rates continued to rise in the fourth quarter of 2022, as the Fed Funds rate increased 125 basis points bringing the range at the end of the year to 4.25% - 4.50%. Costs of deposits for the fourth quarter of 2022 were 0.84%, an increase of 39 basis points over the previous quarter, primarily the result of interest checking costs increasing 71 basis points between periods to 1.56% and money market funds increasing 62 basis points to 1.46% in the fourth quarter of 2022. Total borrowing costs also increased during this period, increasing 76 basis points between quarters to 2.14% for the fourth quarter of 2022.

Net interest margin for the fourth quarter of 2022 was 2.76%, a decrease of 12 basis points compared to the third quarter of 2022.

Provision for Credit Losses. The change in provision for credit losses between periods is highlighted in the table below:

($ in thousands)	Q4 2022	Q3 2022	Increase / (Decrease)
Provision for credit losses - loans	$642	$2,513	$(1,871)
Provision (credit) for credit losses - off-balance sheet credit exposures	(176)	251	(427)
Provision for credit losses	$466	$2,764	$(2,298)

The decrease in provision for credit losses on loans between periods was driven by the reduction of qualitative reserves as we completed our annual ACL model review in the fourth quarter. This release was offset by another quarter of strong loan growth of 4% in the fourth quarter of 2022.

The decrease in provision for credit losses on off-balance sheet credit exposures between periods reflects the decrease in loan pipelines between quarters of $67.7 million as loan demand has slowed and we remain committed to discipline loan pricing in the current interest rate environment.

Non-Interest Income. Non-interest income for the fourth quarter of 2022 was $9.8 million, a decrease of $172,000, or 2%, compared to the third quarter of 2022, primarily led by:
•A loss on the sale of investment securities of $903,000 in the fourth quarter of 2022 as the Company executed a restructure trade; and
•A decrease in other income of $264,000 driven by a gain recognized on the sale of a property in the third quarter of 2022, partially offset by;
•An increase in debit card income of $735,000 as we recognized our annual debit card volume-based incentive in the fourth quarter of 2022 of $806,000, and;
•An increase in mortgage banking of $400,000 primarily driven by a positive fair value adjustment on the Company's residential mortgage loan pipeline designated for sale between periods.

Non-Interest Expense. Non-interest expense for the fourth quarter of 2022 was $27.0 million, a decrease of $98,000, compared to the third quarter of 2022. The decrease was driven by lower salaries and benefits costs of $587,000 as incentive accruals were adjusted to reflect annual performance to target. The decrease in salaries and benefits expense was offset by higher customer fraud claims of $259,000 between quarters, higher consulting and professional fees of $145,000, and higher equipment and data processing fees of $100,000.

The Company's GAAP efficiency ratio and non-GAAP efficiency ratio for the fourth quarter of 2022 was 57.72% and 56.35%, respectively, compared to 56.71% and 56.43%, respectively, for the third quarter of 2022.

SUMMARY OF ANNUAL FINANCIAL OPERATING RESULTS

Net income for the year ended 2022 was $61.4 million, a decrease of $7.6 million, or 11%, compared to the year ended 2021. Diluted EPS for the year ended 2022 was $4.17, a decrease of $0.43, or 9%. The decrease in earnings between periods reflects the changing environment between years as Federal stimulus programs in response to the pandemic stopped, recessionary fears grew, and interest rates increased rapidly and ultimately the yield-curve inverted during the second half of 2022. Earnings before income taxes, provision and SBA PPP loan income (non-GAAP) for the year ended totaled $80.3 million, an increase of $5.0 million, or 7%, over last year.

Net interest income for the year ended 2022 increased $10.3 million, or 7%, over last year as average interest-earning assets grew 7% driven by average loan growth of 12%. The interest rate environment saw a dramatic shift between years as the Federal Open Markets Committee aggressively raised interest rates to curb inflation. The Federal Funds Target Range started 2022 at 0.00% - 0.25% and closed 2022 at 4.25% - 4.50%. As a result, asset yields and funding costs rose sharply in 2022 and net interest margin increased 2 basis points over last year to 2.86% for the year ended 2022.

Provision for credit losses for the year ended 2022 was $4.5 million, compared to a credit of $3.2 million last year. The increase reflects the strong loan growth during 2022 of 17% and growing recessionary fears in 2022 that are being accounted for within the ACL model.

Non-interest income for the year ended 2022 decreased $9.0 million, or 18%, compared to last year, primarily the result of lower mortgage banking income of $9.5 million, a decrease 69%. The rapid rise in interest rates during 2022 increased residential mortgage rates sharply, which slowed residential mortgage production between years by 30%. Additionally, local market factors contributed to lower residential mortgage sales as local market interest rates did not keep pace with secondary market interest rates.

Non-interest expense for the year ended 2022 increased $3.1 million, or 3%. The Company's GAAP efficiency ratio and non-GAAP efficiency ratio for the year ended 2022 was 56.72% and 56.16%, respectively, compared to 55.41% and 54.85% for the year ended 2021, respectively.

Q4 2022 CONFERENCE CALL

Camden National will host a conference call and webcast at 3:00 p.m., Eastern Time, on Tuesday, January 31, 2023 to discuss its fourth quarter and year ended 2022 financial results and outlook. Participants should dial in to the call 10 - 15 minutes before it begins. Information about the conference call is as follows:

Live dial-in (Domestic): (844) 200-6205
Live dial-in (Canada): (833) 950-0062
Live dial-in (All other locations): (929) 526-1599
Participant access code: 266790
Live webcast: https://events.q4inc.com/attendee/812519935
A link to the live webcast will be available on Camden National's website under "Investor Relations" at
www.CamdenNationalCorporation.com prior to the meeting, and a replay of the webcast will be available on Camden National's website following the conference call. The transcript of the conference call will also be available on Camden National's website approximately two days after the conference call.

ABOUT CAMDEN NATIONAL CORPORATION

Camden National Corporation (NASDAQ®: CAC) is the largest publicly traded bank holding company in Northern New England with $5.7 billion in assets, and was proudly listed as one of the Best Places to Work in Maine in 2021 and 2022. Founded in 1875, Camden National Bank is a full-service community bank dedicated to customers at every stage of their financial journey. With 24/7 live phone support, 58 banking centers, and additional lending offices in New Hampshire and Massachusetts, Camden National Bank offers the latest in digital banking, complemented by award-winning, personalized service. To learn more, visit CamdenNational.bank. Member FDIC. Equal Housing Lender.

Comprehensive wealth management, investment and financial planning services are delivered by Camden National Wealth Management.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this press release that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including certain plans, expectations, goals, projections and other statements, which are subject to numerous risks, assumptions and uncertainties. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures; inflation; ongoing competition in labor markets and employee turnover; deterioration in the value of Camden National's investment securities; changes in consumer spending and savings habits; changes in the interest rate environment; changes in general economic conditions; operational risks including, but not limited to, cybersecurity, fraud and natural disasters; legislative and regulatory changes that adversely affect the business in which Camden National is engaged; changes in the securities markets and other risks and uncertainties disclosed from time to time in Camden National’s Annual Report on Form 10-K for the year ended December 31, 2021, as updated by other filings with the Securities and Exchange Commission ("SEC"). Further, statements regarding the potential effects of the war in Ukraine, the COVID-19 pandemic and other notable and global current events on the Company's business, financial condition, liquidity and results of operations may constitute forward-looking statements and are subject to the risk that the actual effects may differ, possible materially, from what is reflected in those forward-looking statements due to factors and future developments that are uncertain, unpredictable and in many cases beyond the Company's control. Camden National does not have any obligation to update forward-looking statements.

USE OF NON-GAAP MEASURES

In addition to evaluating the Company's results of operations in accordance with generally accepted accounting principles in the United States ("GAAP"), management supplements this evaluation with certain non-GAAP financial measures, such as earnings before income taxes and provision and earnings before income taxes, provision and SBA PPP loan income; return on average tangible equity; the efficiency and tangible common equity ratios; tangible book value per share; core deposits and average core deposits; adjusted yield on interest-earning assets and adjusted net interest margin (fully-taxable equivalent); and total loans, excluding SBA PPP loans. Management utilizes these non-GAAP financial measures for purposes of measuring our performance against our peer group and other financial institutions and analyzing our internal performance. We also believe these non-GAAP financial measure help investors better understand the Company's operating performance and trends and allow for better performance comparisons to other financial institutions. In addition, these non-GAAP financial measures remove the impact of unusual items that may obscure trends in the Company's underlying performance. These disclosures should not be viewed as a substitute for GAAP operating results, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other financial institutions. Reconciliation to the comparable GAAP financial measure can be found in this document.

ANNUALIZED DATA

Certain returns, yields and performance ratios are presented on an “annualized” basis. This is done for analytical and decision-making purposes to better discern underlying performance trends when compared to full-year or year-over-year amounts. Annualized data may not be indicative of any four-quarter period, and are presented for illustrative purposes only.

Selected Financial Data
(unaudited)

	At or For The Three Months Ended			At or For The Year Ended
(In thousands, except number of shares and per share data)	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Financial Condition Data
Investments	$1,259,161	$1,276,762	$1,523,485	$1,259,161	$1,523,485
Loans and loans held for sale	$4,015,550	$3,865,309	$3,437,289	$4,015,550	$3,437,289
Allowance for credit losses on loans	$36,922	$36,542	$33,256	$36,922	$33,256
Total assets	$5,671,850	$5,551,724	$5,500,356	$5,671,850	$5,500,356
Deposits	$4,826,929	$4,568,604	$4,608,889	$4,826,929	$4,608,889
Borrowings	$309,507	$465,432	$255,939	$309,507	$255,939
Shareholders' equity	$451,278	$431,007	$541,294	$451,278	$541,294
Operating Data
Net interest income	$36,982	$37,813	$36,797	$147,694	$137,436
Provision (credit) for credit losses	466	2,764	1,230	4,500	(3,190)
Non-interest income	9,782	9,954	12,101	40,702	49,735
Non-interest expense	26,993	27,091	26,968	106,849	103,720
Income before income tax expense	19,305	17,912	20,700	77,047	86,641
Income tax expense	3,954	3,645	4,209	15,608	17,627
Net income	$15,351	$14,267	$16,491	$61,439	$69,014
Key Ratios
Return on average assets	1.09%	1.03%	1.18%	1.12%	1.31%
Return on average equity	14.03%	12.50%	12.00%	13.15%	12.72%
GAAP efficiency ratio	57.72%	56.71%	55.15%	56.72%	55.41%
Net interest margin (fully-taxable equivalent)	2.76%	2.88%	2.82%	2.86%	2.84%
Non-performing assets to total assets	0.09%	0.09%	0.13%	0.09%	0.13%
Common equity ratio	7.96%	7.76%	9.84%	7.96%	9.84%
Tier 1 leverage capital ratio	9.22%	9.24%	8.92%	9.22%	8.92%
Common equity tier 1 risk-based capital ratio	11.74%	11.72%	12.47%	11.74%	12.47%
Total risk-based capital ratio	13.80%	13.81%	14.71%	13.80%	14.71%
Per Share Data
Basic earnings per share	$1.05	$0.97	$1.11	$4.18	$4.62
Diluted earnings per share	$1.05	$0.97	$1.11	$4.17	$4.60
Cash dividends declared per share	$0.42	$0.40	$0.40	$1.62	$1.48
Book value per share	$30.98	$29.59	$36.72	$30.98	$36.72
Non-GAAP Measures(1)
Earnings before income taxes and provision for credit losses	$19,771	$20,676	$21,930	$81,547	$83,451
Earnings before income taxes and provision (credit) for credit losses and SBA PPP loan income	$19,765	$20,626	$19,246	$80,293	$75,281
Tangible book value per share	$24.37	$22.97	$30.15	$24.37	$30.15
Tangible common equity ratio	6.37%	6.13%	8.22%	6.37%	8.22%
Return on average tangible equity	18.18%	16.02%	14.71%	16.71%	15.61%
Efficiency ratio	56.35%	56.43%	54.90%	56.16%	54.85%
Adjusted net interest margin (fully-taxable equivalent)	2.76%	2.88%	2.79%	2.85%	2.87%
(1)    Please see "Reconciliation of non-GAAP to GAAP Financial Measures (unaudited)."

Consolidated Statements of Condition Data
(unaudited)

(In thousands)	December 31, 2022	September 30, 2022	December 31, 2021
ASSETS
Cash, cash equivalents and restricted cash	$75,427	$82,012	$220,625
Investments:
Trading securities	3,990	3,727	4,428
Available-for-sale securities, at fair value (amortized cost of $796,960, $883,887 and $1,508,981, respectively)	695,875	723,618	1,507,486
Held-to-maturity securities, at amortized cost (fair value of $506,193, $491,760, and $1,380, respectively)	546,583	534,309	1,291
Other investments	12,713	15,108	10,280
Total investments	1,259,161	1,276,762	1,523,485
Loans held for sale, at fair value (book value of $5,259, $4,863, and $5,786 respectively)	5,197	4,629	5,815
Loans:
Commercial real estate	1,624,937	1,562,887	1,495,460
Commercial	429,499	423,325	363,695
SBA PPP	632	685	35,953
Residential real estate	1,700,266	1,619,409	1,306,447
Consumer and home equity	255,019	254,374	229,919
Total loans	4,010,353	3,860,680	3,431,474
Less: allowance for credit losses on loans	(36,922)	(36,542)	(33,256)
Net loans	3,973,431	3,824,138	3,398,218
Goodwill and core deposit intangible assets	96,260	96,416	96,885
Other assets	262,374	267,767	255,328
Total assets	$5,671,850	$5,551,724	$5,500,356
LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits:
Non-interest checking	$1,141,753	1,245,137	$1,279,565
Interest checking	1,763,850	1,460,571	1,351,736
Savings and money market	1,439,622	1,493,518	1,459,472
Certificates of deposit	300,451	279,603	309,648
Brokered deposits	181,253	89,775	208,468
Total deposits	4,826,929	4,568,604	4,608,889
Short-term borrowings	265,176	421,101	211,608
Subordinated debentures	44,331	44,331	44,331
Accrued interest and other liabilities	84,136	86,681	94,234
Total liabilities	5,220,572	5,120,717	4,959,062
Commitments and Contingencies
Shareholders’ Equity
Common stock, no par value: authorized 40,000,000 shares, issued and outstanding 14,567,325, 14,563,828, 14,739,956 on December 31, 2022, September 30, 2022 and December 31, 2021, respectively	115,069	114,536	123,111
Retained earnings	462,164	452,927	424,412
Accumulated other comprehensive loss:
Net unrealized loss on debt securities, net of tax	(131,539)	(140,268)	(1,173)
Net unrealized gain (loss) on cash flow hedging derivative instruments, net of tax	5,891	6,545	(1,779)
Net unrecognized loss on postretirement plans, net of tax	(307)	(2,733)	(3,277)
Total accumulated other comprehensive loss	(125,955)	(136,456)	(6,229)
Shareholders’ equity	451,278	431,007	541,294
Total liabilities and shareholders’ equity	$5,671,850	$5,551,724	$5,500,356

Consolidated Statements of Income Data
(unaudited)

	For the Three Months Ended			For the Year Ended
(In thousands, except per share data)	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Interest Income
Interest and fees on loans	$41,985	$37,568	$32,827	$144,709	$125,437
Taxable interest on investments	5,944	5,756	5,507	23,339	18,869
Nontaxable interest on investments	772	790	754	3,096	3,001
Dividend income	182	137	106	531	412
Other interest income	436	330	257	1,113	765
Total interest income	49,319	44,581	39,451	172,788	148,484
Interest Expense
Interest on deposits	10,520	5,442	1,963	20,305	7,920
Interest on borrowings	1,277	787	151	2,649	605
Interest on subordinated debentures	540	539	540	2,140	2,523
Total interest expense	12,337	6,768	2,654	25,094	11,048
Net interest income	36,982	37,813	36,797	147,694	137,436
Provision (credit) for credit losses	466	2,764	1,230	4,500	(3,190)
Net interest income after provision (credit) for credit losses	36,516	35,049	35,567	143,194	140,626
Non-Interest Income
Debit card income	3,969	3,234	3,979	13,340	13,105
Service charges on deposit accounts	1,882	1,941	1,826	7,587	6,626
Income from fiduciary services	1,560	1,535	1,656	6,407	6,516
Mortgage banking income, net	1,035	635	2,084	4,221	13,704
Brokerage and insurance commissions	878	1,003	1,028	4,147	3,913
Bank-owned life insurance	382	374	590	1,901	2,364
Net loss on sale of securities	(903)	—	—	(912)	—
Other income	979	1,232	938	4,011	3,507
Total non-interest income	9,782	9,954	12,101	40,702	49,735
Non-Interest Expense
Salaries and employee benefits	15,262	15,849	15,265	62,019	61,007
Furniture, equipment and data processing	3,404	3,305	3,293	13,043	12,247
Net occupancy costs	1,863	1,765	1,963	7,578	7,532
Debit card expense	1,192	1,210	1,147	4,602	4,313
Consulting and professional fees	959	814	1,039	4,073	3,691
Regulatory assessments	593	575	562	2,338	2,074
Amortization of core deposit intangible assets	156	156	164	625	655
Other real estate owned and collection costs (recoveries), net	20	56	55	29	(101)
Other expenses	3,544	3,361	3,480	12,542	12,302
Total non-interest expense	26,993	27,091	26,968	106,849	103,720
Income before income tax expense	19,305	17,912	20,700	77,047	86,641
Income Tax Expense	3,954	3,645	4,209	15,608	17,627
Net Income	$15,351	$14,267	$16,491	$61,439	$69,014
Per Share Data
Basic earnings per share	$1.05	$0.97	$1.11	$4.18	$4.62
Diluted earnings per share	$1.05	$0.97	$1.11	$4.17	$4.60

Quarterly Average Balance and Yield/Rate Analysis
(unaudited)

	Average Balance			Yield/Rate
	For the Three Months Ended			For the Three Months Ended
(In thousands)	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	September 30, 2022	December 31, 2021
Assets
Interest-earning assets:
Interest-bearing deposits in other banks and other interest-earning assets	$28,219	$30,063	$322,779	3.52%	2.24%	0.15%
Investments - taxable	1,256,135	1,288,172	1,392,645	2.01%	1.88%	1.65%
Investments - nontaxable(1)	106,921	109,661	113,429	3.65%	3.65%	3.36%
Loans(2):
Commercial real estate	1,591,392	1,546,638	1,450,454	4.37%	4.04%	3.61%
Commercial(1)	409,233	402,152	338,402	4.91%	4.26%	3.58%
SBA PPP	652	1,254	55,982	3.50%	15.67%	18.76%
Municipal(1)	20,693	22,574	14,966	3.28%	3.01%	3.56%
Residential real estate	1,667,256	1,571,449	1,273,342	3.58%	3.49%	3.47%
Consumer and home equity	255,355	252,145	235,232	6.24%	5.21%	4.24%
Total loans	3,944,581	3,796,212	3,368,378	4.21%	3.91%	3.85%
Total interest-earning assets	5,335,856	5,224,108	5,197,231	3.67%	3.40%	3.02%
Other assets	267,215	292,973	361,169
Total assets	$5,603,071	$5,517,081	$5,558,400

Liabilities & Shareholders' Equity
Deposits:
Non-interest checking	$1,182,999	$1,243,174	$1,286,858	—%	—%	—%
Interest checking	1,665,360	1,502,436	1,343,206	1.56%	0.85%	0.20%
Savings	763,858	774,725	726,085	0.05%	0.04%	0.04%
Money market	689,738	720,641	726,890	1.46%	0.84%	0.29%
Certificates of deposit	289,476	290,043	315,908	0.68%	0.45%	0.47%
Total deposits	4,591,431	4,531,019	4,398,947	0.84%	0.45%	0.15%
Borrowings:
Brokered deposits	120,150	80,701	271,474	2.75%	1.40%	0.46%
Customer repurchase agreements	203,105	228,495	208,055	0.82%	0.57%	0.29%
Subordinated debentures	44,331	44,331	44,331	4.83%	4.83%	4.84%
Other borrowings	123,142	108,084	1	2.76%	1.68%	0.40%
Total borrowings	490,728	461,611	523,861	2.14%	1.38%	0.76%
Total funding liabilities	5,082,159	4,992,630	4,922,808	0.96%	0.54%	0.21%
Other liabilities	86,827	71,636	90,245
Shareholders' equity	434,085	452,815	545,347
Total liabilities & shareholders' equity	$5,603,071	$5,517,081	$5,558,400
Net interest rate spread (fully-taxable equivalent)				2.71%	2.86%	2.81%
Net interest margin (fully-taxable equivalent)				2.76%	2.88%	2.82%
Adjusted net interest margin (fully-taxable equivalent) (non-GAAP)				2.76%	2.88%	2.79%
(1)     Reported on tax-equivalent basis calculated using the federal corporate income tax rate of 21%, including certain commercial loans.
(2)     Non-accrual loans and loans held for sale are included in total average loans.

Year-to-Date Average Balance and Yield/Rate Analysis
(unaudited)

	Average Balance		Yield/Rate
	For the Year Ended		For the Year Ended
(In thousands)	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Assets
Interest-earning assets:
Interest-bearing deposits in other banks and other interest-earning assets	$52,068	$268,879	0.99%	0.12%
Investments - taxable	1,329,586	1,189,895	1.84%	1.66%
Investments - nontaxable(1)	111,113	115,169	3.53%	3.30%
Loans(2):
Commercial real estate	1,532,225	1,412,884	4.01%	3.64%
Commercial(1)	396,000	340,727	4.17%	3.67%
SBA PPP	6,999	118,414	17.91%	6.90%
Municipal(1)	19,305	20,529	3.20%	3.37%
Residential real estate	1,511,985	1,156,698	3.49%	3.61%
Consumer and home equity	243,901	250,061	5.03%	4.21%
Total loans	3,710,415	3,299,313	3.90%	3.81%
Total interest-earning assets	5,203,182	4,873,256	3.34%	3.07%
Other assets	285,618	382,290
Total assets	$5,488,800	$5,255,546

Liabilities & Shareholders' Equity
Deposits:
Non-interest checking	$1,206,383	$1,083,357	—%	—%
Interest checking	1,502,896	1,297,695	0.77%	0.19%
Savings	760,264	675,533	0.05%	0.04%
Money market	706,934	706,474	0.76%	0.29%
Certificates of deposit	295,586	333,352	0.50%	0.53%
Total deposits	4,472,063	4,096,411	0.42%	0.16%
Borrowings:
Brokered deposits	130,455	282,399	1.20%	0.45%
Customer repurchase agreements	215,761	185,246	0.51%	0.31%
Subordinated debentures	44,331	48,605	4.83%	5.19%
Other borrowings	80,100	3,562	1.93%	0.99%
Total borrowings	470,647	519,812	1.35%	0.85%
Total funding liabilities	4,942,710	4,616,223	0.51%	0.24%
Other liabilities	78,845	96,598
Shareholders' equity	467,245	542,725
Total liabilities & shareholders' equity	$5,488,800	$5,255,546
Net interest rate spread (fully-taxable equivalent)			2.83%	2.83%
Net interest margin (fully-taxable equivalent)			2.86%	2.84%
Adjusted net interest margin (fully-taxable equivalent) (non-GAAP)			2.85%	2.87%
(1)    Reported on tax-equivalent basis calculated using the federal corporate income tax rate of 21%, including certain commercial loans.
(2)    Non-accrual loans and loans held for sale are included in total average loans.

Asset Quality Data
(unaudited)

(In thousands)	At or For The Year Ended December 31, 2022	At or For The Nine Months Ended September 30, 2022	At or For The Six Months Ended June 30, 2022	At or For The Three Months Ended March 31, 2022	At or For The Year Ended December 31, 2021
Non-accrual loans:
Residential real estate	$1,733	$1,562	$1,831	$2,052	$2,107
Commercial real estate	57	73	182	183	184
Commercial	715	541	723	1,045	829
Consumer and home equity	486	589	769	1,172	1,207
Total non-accrual loans	2,991	2,765	3,505	4,452	4,327
Accruing troubled-debt restructured loans not included above	2,114	2,285	2,316	2,303	2,392
Total non-performing loans	5,105	5,050	5,821	6,755	6,719
Other real estate owned	—	—	—	—	165
Total non-performing assets	$5,105	$5,050	$5,821	$6,755	$6,884
Loans 30-89 days past due:
Residential real estate	$1,038	$2,326	$918	$575	$400
Commercial real estate	323	195	258	91	47
Commercial	802	1,344	422	169	552
Consumer and home equity	391	843	577	466	509
Total loans 30-89 days past due	$2,554	$4,708	$2,175	$1,301	$1,508
ACL on loans at the beginning of the period	$33,256	$33,256	$33,256	$33,256	$37,865
Provision (credit) for loan losses	4,430	3,788	1,275	(1,236)	(3,817)
Charge-offs:
Residential real estate	66	65	16	—	92
Commercial	1,042	744	561	245	799
Consumer and home equity	134	130	84	67	273
Total charge-offs	1,242	939	661	312	1,164
Total recoveries	(478)	(437)	(374)	(62)	(372)
Net charge-offs	764	502	287	250	792
ACL on loans at the end of the period	$36,922	$36,542	$34,244	$31,770	$33,256
Components of ACL:
ACL on loans	$36,922	$36,542	$34,244	$31,770	$33,256
ACL on off-balance sheet credit exposures(1)	3,265	3,441	3,190	3,356	3,195
ACL, end of period	$40,187	$39,983	$37,434	$35,126	$36,451
Ratios:
Non-performing loans to total loans	0.13%	0.13%	0.16%	0.19%	0.20%
Non-performing assets to total assets	0.09%	0.09%	0.11%	0.12%	0.13%
ACL on loans to total loans	0.92%	0.95%	0.92%	0.90%	0.97%
Net charge-offs to average loans (annualized)
Quarter-to-date	0.03%	0.02%	—%	0.03%	0.03%
Year-to-date	0.02%	0.02%	0.02%	0.03%	0.02%
ACL on loans to non-performing loans	723.25%	723.60%	588.28%	470.32%	494.95%
Loans 30-89 days past due to total loans	0.06%	0.12%	0.06%	0.04%	0.04%
(1)    Presented within accrued interest and other liabilities on the consolidated statements of condition

Reconciliation of non-GAAP to GAAP Financial Measures (unaudited)

Return on Average Tangible Equity:
	For the Three Months Ended			For the Year Ended
(In thousands)	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Net income, as presented	$15,351	$14,267	$16,491	$61,439	$69,014
Add: amortization of core deposit intangible assets, net of tax(1)	123	123	130	494	517
Net income, adjusted for amortization of core deposit intangible assets	$15,474	$14,390	$16,621	$61,933	$69,531
Average equity, as presented	$434,085	$452,815	$545,347	$467,245	$542,725
Less: average goodwill and core deposit intangible assets	(96,336)	(96,493)	(96,965)	(96,572)	(97,211)
Average tangible equity	$337,749	$356,322	$448,382	$370,673	$445,514
Return on average equity	14.03%	12.50%	12.00%	13.15%	12.72%
Return on average tangible equity	18.18%	16.02%	14.71%	16.71%	15.61%
(1)    Assumed a 21% tax rate.

Efficiency Ratio:
	For the Three Months Ended			For the Year Ended
(In thousands)	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Non-interest expense, as presented	$26,993	$27,091	$26,968	$106,849	$103,720
Less: prepayment fees on borrowings	—	—	—	—	(514)
Adjusted non-interest expense	$26,993	$27,091	$26,968	$106,849	$103,206
Net interest income, as presented	$36,982	$37,813	$36,797	$147,694	$137,436
Add: effect of tax-exempt income(1)	237	242	224	937	988
Non-interest income, as presented	9,782	9,954	12,101	40,702	49,735
Add: net loss on sale of securities	903	—	—	912	—
Adjusted net interest income plus non-interest income	$47,904	$48,009	$49,122	$190,245	$188,159
GAAP efficiency ratio	57.72%	56.71%	55.15%	56.72%	55.41%
Non-GAAP efficiency ratio	56.35%	56.43%	54.90%	56.16%	54.85%
(1)     Assumed a 21% tax rate.

Earnings before Income Taxes and Provision, and Earnings before Income Taxes, Provision and SBA PPP Loan Income:
	For the Three Months Ended			For the Year Ended
(In thousands)	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Net income, as presented	$15,351	$14,267	$16,491	$61,439	$69,014
Add: provision (credit) for credit losses	466	2,764	1,230	4,500	(3,190)
Add: income tax expense	3,954	3,645	4,209	15,608	17,627
Earnings before income taxes and provision for credit losses	$19,771	$20,676	$21,930	$81,547	$83,451
Less: SBA PPP loan income	(6)	(50)	(2,684)	(1,254)	(8,170)
Earnings before income taxes and provision (credit) for credit losses and SBA PPP loan income	$19,765	$20,626	$19,246	$80,293	$75,281

Adjusted Yield on Interest-Earning Assets:
	For the Three Months Ended			For the Year Ended
	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Yield on interest-earning assets, as presented	3.67%	3.40%	3.02%	3.34%	3.07%
Add: effect of excess liquidity on yield on interest-earning assets	0.01%	—%	0.16%	0.02%	0.13%
Less: effect of SBA PPP loans on yield on interest-earning assets	—%	(0.01)%	(0.17)%	(0.02)%	(0.10)%
Adjusted yield on interest-earning assets	3.68%	3.39%	3.01%	3.34%	3.10%

Adjusted Net Interest Margin (Fully-Taxable Equivalent):
	For the Three Months Ended			For the Year Ended
	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Net interest margin (fully-taxable equivalent), as presented	2.76%	2.88%	2.82%	2.86%	2.84%
Add: effect of excess liquidity on net interest margin (fully-taxable equivalent)	—%	—%	0.15%	0.01%	0.13%
Less: effect of SBA PPP loans on net interest margin (fully-taxable equivalent)	—%	—%	(0.18)%	(0.02)%	(0.10)%
Adjusted net interest margin (fully-taxable equivalent)	2.76%	2.88%	2.79%	2.85%	2.87%

Tangible Book Value Per Share and Tangible Common Equity Ratio:
	December 31, 2022	September 30, 2022	December 31, 2021
(In thousands, except number of shares and per share data)
Tangible Book Value Per Share:
Shareholders' equity, as presented	$451,278	$431,007	$541,294
Less: goodwill and core deposit intangible assets	(96,260)	(96,416)	(96,885)
Tangible shareholders' equity	$355,018	$334,591	$444,409
Shares outstanding at period end	14,567,325	14,563,828	14,739,956
Book value per share	$30.98	$29.59	$36.72
Tangible book value per share	$24.37	$22.97	$30.15
Tangible Common Equity Ratio:
Total assets	$5,671,850	$5,551,724	$5,500,356
Less: goodwill and core deposit intangible assets	(96,260)	(96,416)	(96,885)
Tangible assets	$5,575,590	$5,455,308	$5,403,471
Common equity ratio	7.96%	7.76%	9.84%
Tangible common equity ratio	6.37%	6.13%	8.22%

Core Deposits:
(In thousands)	December 31, 2022	September 30, 2022	December 31, 2021
Total deposits	$4,826,929	$4,568,604	$4,608,889
Less: certificates of deposit	(300,451)	(279,603)	(309,648)
Less: brokered deposits	(181,253)	(89,775)	(208,468)
Core deposits	$4,345,225	$4,199,226	$4,090,773

Average Core Deposits:
	For the Three Months Ended			For the Year Ended
(In thousands)	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Total average deposits	$4,591,431	$4,531,019	$4,398,947	$4,472,063	$4,096,411
Less: average certificates of deposit	(289,476)	(290,043)	(315,908)	(295,586)	(333,352)
Average core deposits	$4,301,955	$4,240,976	$4,083,039	$4,176,477	$3,763,059

Total loans, excluding SBA PPP loans:
(In thousands)	December 31, 2022	September 30, 2022	December 31, 2021
Total loans, as presented	$4,010,353	$3,860,680	$3,431,474
Less: SBA PPP loans	(632)	(685)	(35,953)
Total loans, excluding SBA PPP loans	$4,009,721	$3,859,995	$3,395,521